Exhibit 4.1

EVERGY KANSAS CENTRAL, INC.

TO

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A.

as Trustee

(as Successor to

HARRIS TRUST AND SAVINGS BANK)

FIFTY-FOURTH SUPPLEMENTAL INDENTURE

to Original Mortgage Filed with Shawnee County Register of Deeds on July 1, 1939, at Book 778 Page 216

Dated as of November 25, 2025

Providing for Certain Amendments to said Original Mortgage

FIFTY-FOURTH SUPPLEMENTAL INDENTURE, dated as of the 25th day of November, Two Thousand and Twenty-Five, made by and between Evergy Kansas Central, Inc., formerly Westar Energy, Inc., a corporation organized and existing under the laws of the State of Kansas (and successor by the Merger (hereinafter defined) to Westar Energy, Inc., formerly The Kansas Power and Light Company, sometimes hereinafter called the “Company-Predecessor”) (hereinafter called the “Company”), party of the first part, and The Bank of New York Mellon Trust Company, N.A., a national banking association whose mailing address is 311 S. Wacker Drive, Suite 6200B Mailbox #44, Chicago, Illinois 60606 (hereinafter called the “Trustee”), as Trustee (as successor to Harris Trust and Savings Bank), under the Mortgage and Deed of Trust dated July 1, 1939, hereinafter mentioned, party of the second part;

WHEREAS, the Company has heretofore executed and delivered to the Trustee its Mortgage and Deed of Trust dated July 1, 1939 (hereinafter referred to as the “Original Indenture”), to provide for and to secure the issue of First Mortgage Bonds of the Company, issuable in series, and to declare the terms and conditions upon which the Bonds (as defined in the Original Indenture) are to be issued thereunder; and

WHEREAS, the Company has heretofore executed and delivered to the Trustee fifty-three Supplemental Indentures, in addition to the Forty-Second Supplemental (Reopening) Indenture, supplemental to said Original Indenture, of which fifty provided for the issuance thereunder of series of the Company’s First Mortgage Bonds, and there is set forth below information with respect to such Supplemental Indentures as have provided for the issuance of Bonds, and the principal amount of Bonds which remain outstanding as of November 25 2025:

Supplemental Indenture	Date	Series of First Mortgage Bonds Provided For	Principal Amount Issued	Principal Amount Outstanding
Supplemental Indenture	July 1, 1939	3-1/2% Series Due 1969	$26,500,000	None
Second Supplemental Indenture	April 1, 1949	2-7/8% Series Due 1979	10,000,000	None
Fourth Supplemental Indenture	October 1, 1949	2-3/4% Series Due 1979	6,500,000	None
Fifth Supplemental Indenture	December 1, 1949	2-3/4% Series Due 1984	32,500,000	None
Seventh Supplemental Indenture	December 1, 1951	3-1/4% Series Due 1981	5,250,000	None

Supplemental Indenture	Date	Series of First Mortgage Bonds Provided For	Principal Amount Issued	Principal Amount Outstanding
Eighth Supplemental Indenture	May 1, 1952	3-1/4% Series Due 1982	4,750,000	None
Ninth Supplemental Indenture	October 1, 1954	3-1/8% Series Due 1984	8,000,000	None
Tenth Supplemental Indenture	September 1, 1961	4-3/4% Series Due 1991	13,000,000	None
Eleventh Supplemental Indenture	April 1, 1969	7-5/8% Series Due 1999	19,000,000	None
Twelfth Supplemental Indenture	September 1, 1970	8-3/4% Series Due 2000	20,000,000	None
Thirteenth Supplemental Indenture	February 1, 1975	8-5/8% Series Due 2005	35,000,000	None
Fourteenth Supplemental Indenture	May 1, 1976	8-5/8% Series Due 2006	45,000,000	None
Fifteenth Supplemental Indenture	April 1, 1977	5.90% Pollution Control Series Due 2007	32,000,000	None
Sixteenth Supplemental Indenture	June 1, 1977	8-1/8% Series Due 2007	30,000,000	None
Seventeenth Supplemental Indenture	February 1, 1978	8-3/4% Series Due 2008	35,000,000	None
Eighteenth Supplemental Indenture	January 1, 1979	6-3/4% Pollution Control Series Due 2009	45,000,000	None
Nineteenth Supplemental Indenture	May 1, 1980	8-1/4% Pollution Control Series Due 1983	45,000,000	None
Twentieth Supplemental Indenture	November 1, 1981	16.95% Series Due 1988	25,000,000	None
Twenty-First Supplemental Indenture	April 1, 1982	15% Series Due 1992	60,000,000	None

Supplemental Indenture	Date	Series of First Mortgage Bonds Provided For	Principal Amount Issued	Principal Amount Outstanding
Twenty-Second Supplemental Indenture	February 1, 1983	9-5/8% Pollution Control Series Due 2013	58,500,000	None
Twenty-Third Supplemental Indenture	July 1, 1986	8-1/4% Series Due 1996	60,000,000	None
Twenty-Fourth Supplemental Indenture	March 1, 1987	8-5/8% Series Due 2020	50,000,000	None
Twenty-Fifth Supplemental Indenture	October 15, 1988	9.35% Series Due 1998	75,000,000	None
Twenty-Sixth Supplemental Indenture	February 15, 1990	8-7/8% Series Due 2000	75,000,000	None
Twenty-Seventh Supplemental Indenture	March 12, 1992	7.46% Demand Series	370,000,000	None
Twenty-Eighth Supplemental Indenture	July 1, 1992	7-1/4% Series Due 1999	125,000,000	None
		8-1/2% Series Due 2022	125,000,000	None
Twenty-Ninth Supplemental Indenture	August 20, 1992	7-1/4% Series Due 2002	100,000,000	None
Thirtieth Supplemental Indenture	February 1, 1993	6% Pollution Control Revenue Refunding Series Due 2033	58,500,000	None
Thirty-First Supplemental Indenture	April 15, 1993	7.65% Series Due 2023	100,000,000	None
Thirty-Second Supplemental Indenture	April 15, 1994	7-1/2% Pollution Control Revenue Refunding City of St. Marys Series Due 2032	45,000,000	None

Supplemental Indenture	Date	Series of First Mortgage Bonds Provided For	Principal Amount Issued	Principal Amount Outstanding
		7-1/2% Pollution Control Revenue Refunding City of Wamego Series Due 2032	30,500,000	None
Thirty-Third Supplemental Indenture	August 11, 1997	6-7/8% Convertible Series Due 2004	370,000,000	None
		7-1/8% Convertible Series Due 2009	150,000,000	None
Thirty-Fourth Supplemental Indenture	June 28, 2000	9-1/2% Series Due 2003	397,800,000	None
Thirty-Fifth Supplemental Indenture	May 10, 2002	7-7/8% Series Due 2007	365,000,000	None
Thirty-Sixth Supplemental Indenture	June 1, 2004	5.00% Series Pollution Control Refunding Revenue Due 2033	58,340,000	None
Thirty-Seventh Supplemental Indenture	June 17, 2004	6.00% Series Due 2014	250,000,000	None
Thirty-Eighth Supplemental Indenture	January 18, 2005	5.15% Series Due 2017	125,000,000	None
		5.95% Series Due 2035	125,000,000	None
Thirty-Ninth Supplemental Indenture	June 30, 2005	5.10% Series Due 2020	250,000,000	None
		5.875% Series Due 2036	150,000,000	None
Fortieth Supplemental Indenture	May 15, 2007	6.10% Series Due 2047	150,000,000	None
Forty-First Supplemental Indenture	November 25, 2008	8.625% Series Due 2018	300,000,000	None

Supplemental Indenture	Date	Series of First Mortgage Bonds Provided For	Principal Amount Issued	Principal Amount Outstanding
Forty-Second Supplemental Indenture	March 1, 2012	4.125% Series Due 2042	250,000,000	250,000,000
Forty-Second Supplemental (Reopening) Indenture	May 17, 2012	4.125% Series Due 2042	300,000,000	300,000,000
Forty-Third Supplemental Indenture	March 28, 2013	4.10% Series Due 2043	430,000,000	430,000,000
Forty-Fourth Supplemental Indenture	August 19, 2013	4.625% Series Due 2043	250,000,000	250,000,000
Forty-Fifth Supplemental Indenture	November 13, 2015	3.25% Series Due 2025	250,000,000	250,000,000
		4.25% Series Due 2045	300,000,000	300,000,000
Forty-Sixth Supplemental Indenture	June 20, 2016	2.55% Series Due 2026	350,000,000	350,000,000
Forty-Seventh Supplemental Indenture	March 6, 2017	3.10% Series Due 2027	300,000,000	300,000,000
Forty-Ninth Supplemental Indenture	August 19, 2019	3.25% Series Due 2049	300,000,000	300,000,000
Fiftieth Supplemental Indenture	April 9, 2020	3.45% Series Due 2050	500,000,000	500,000,000
Fifty-First Supplemental Indenture	March 14, 2023	5.70% Series Due 2053	400,000,000	400,000,000
Fifty-Second Supplemental Indenture	November 15, 2023	5.90% Series Due 2033	300,000,000	300,000,000
Fifty-Third Supplemental Indenture	March 13, 2025	5.25% Series Due 2035	300,000,000	300,000,000

; and

WHEREAS, pursuant to that Amended and Restated Agreement and Plan of Merger, dated as of July 9, 2017, by and among the Company-Predecessor, Great Plains Energy Incorporated, a corporation organized and existing under the laws of the State of Missouri, Monarch Energy Holding, Inc., a corporation organized and existing under the laws of the State of Missouri (“Monarch Energy”), and King Energy, Inc., a corporation organized and existing under the laws of the State of Kansas and a wholly owned subsidiary of Monarch Energy (“Merger Sub”), on June 4, 2018 Merger Sub merged with and into the Company-Predecessor, with the Company surviving the merger (the “Merger”), on such terms as fully to preserve and in no respect impair the lien on the mortgaged property under the Original Indenture as amended by all indentures supplemental thereto (hereinafter sometimes collectively called the “Indenture”) or any of the rights or powers of the Trustee or of the holders of the Bonds thereunder; and

WHEREAS, pursuant to the Forty-Eighth Supplemental Indenture to supplement the Original Indenture, the Company, as a successor corporation resulting from the Merger, assumed the due and punctual performance and observance of all the covenants and conditions to be kept or performed by the Company-Predecessor under the Indenture and the due and punctual payment of the principal of and interest on all Bonds now outstanding under the Indenture according to their tenor and to enable the Company to have and exercise powers and rights of the Company-Predecessor under the Indenture in accordance with the terms thereof; and

WHEREAS, on September 16, 2019, the Company formally changed its name from Westar Energy, Inc. to Evergy Kansas Central, Inc.; and

WHEREAS, pursuant to certain indentures supplemental to the Original Indenture, amendments to the Original Indenture, as set forth in Annex A hereto (the “Sixty Percent Bondable Ratio and Related Provisions”), had been effectuated, which by their terms were to remain effective so long as Bonds of any series originally issued prior to January 1, 1997 remained outstanding; and

WHEREAS, because no Bonds of any series originally issued prior to January 1, 1997 remain outstanding, the Company hereby desires to confirm and document that the Sixty Percent Bondable Ratio and Related Provisions shall no longer be effective; and

WHEREAS, pursuant to certain indentures supplemental to the Original Indenture, the Company reserved the right, subject to appropriate corporate action, but without the consent or other action of holders of the Bonds of any series created after January 1, 1997, to effectuate the amendments set forth in Annex B hereto (the “Reserved Rights Amendments”); and

WHEREAS, because no Bonds of any series created prior to January 1, 1997 are outstanding, the Company hereby desires to effectuate the Reserved Rights Amendments pursuant to appropriate corporate action but without the consent or other action of holders of the Bonds of any series created after January 1, 1997; and

WHEREAS, the Company in the exercise of the powers and authority conferred upon and reserved to it under the provisions of the Original Indenture and indentures supplemental thereto, and pursuant to appropriate resolutions of its Board of Directors, has duly resolved and determined to make, execute and deliver to the Trustee a supplemental indenture in the form hereof for the purposes herein provided (hereinafter referred to as this “Supplemental Indenture”); and

WHEREAS, all conditions and requirements necessary to make this Supplemental Indenture a valid, binding and legal instrument have been done, performed and fulfilled, and the execution and delivery hereof have been in all respects duly authorized;

NOW, THEREFORE, THIS INDENTURE WITNESSETH: That, in consideration of the premises and of the mutual covenants herein contained and of the sum of One Dollar duly paid by the Company to the Trustee at or before the time of the execution of these presents, and of other valuable considerations, the receipt whereof is hereby acknowledged, it is hereby covenanted, declared and agreed, by and between the parties hereto for the benefit of those who shall hold the Bonds and coupons, or any of them, to be issued under the Indenture as follows:

ARTICLE I

AMENDMENTS

Section 1. The Sixty Percent Bondable Ratio and Related Provisions. Because no Bonds of any series originally issued prior to January 1, 1997 remain outstanding, the Sixty Percent Bondable Ratio and Related Provisions shall no longer be effective and the provisions of the Original Indenture that had been previously amended by the Sixty Percent Bondable Ratio and Related Provisions shall hereafter become immediately effective.

Section 2. The Reserved Rights Amendments.

(a) Because no Bonds of any series created prior to January 1, 1997 are outstanding, the Company exercises its right to amend the Indenture by effectuating the Reserved Rights Amendments and the Reserved Rights Amendments shall hereafter become immediately effective.

(b) The Company continues to reserve the right subject to appropriate corporate action, but without the consent or other action of holders of Bonds of any series created after January 1, 1997, to amend, modify or delete other provisions of the Original Indenture as supplemented, as may be necessary in order to effectuate the intents and purposes contemplated by the Reserved Rights Amendments.

ARTICLE II

RESERVATIONS OF RIGHTS TO AMEND THE ORIGINAL INDENTURE

Section 1. Modernization of the Original Indenture. The Company reserves the right, subject to appropriate action, but without any consent or other action by holders of Bonds of any series created on or after June 1, 2004, to amend the Original Indenture to:

(a) Eliminate maintenance and improvement fund requirements;

(b) Simplify the provisions for release of obsolete property, de minimis property releases and substitution of property and unfunded property;

(c) Permit additional terms of bonds or forms of bond in supplemental indentures, including terms for uncertificated and global securities (or definitive securities in lieu thereof) and medium-term notes;

(d) Make any changes necessary to conform the Mortgage with the requirements of the Trust Indenture Act;

(e) Add defeasance provisions providing for covenant and legal defeasance options;

(f) Permit the Company to remove the trustee in certain circumstances;

(g) Provide for direction to the trustee under the Mortgage to vote pledged prior lien bonds for specified amendments to the prior lien mortgage;

(h) Provide broader investment directions to the trustee or permitting the Company to direct investment of money held by the Trustee, so long as there is no event of default under the Mortgage;

(i) Amend the definition of “Excepted Property” to exclude property which generally cannot be mortgaged without undue administrative burden (i.e. automobiles), but allowing the Company to subject Excepted Property to the Mortgage;

(j) Amend the definition of “Bondable Property” to allow all mortgaged property to be bondable; and

(k) Update the definition of “Permitted Liens.”

ARTICLE III

MISCELLANEOUS PROVISIONS

Section 1. Acceptance of Trust. The Trustee accepts the trusts herein declared, provided, created, amended or supplemented and agrees to perform the same upon the terms and conditions herein and in the Original Indenture, as amended, set forth and upon the following terms and conditions.

Section 2. Responsibility and Duty of Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made by the Company solely. In general each and every term and condition contained in Article XIII of the Original Indenture, as amended by the Second Supplemental Indenture, shall apply to and form part of this Supplemental Indenture with the same force and effect as if the same were herein set forth in full with such omissions, variations and insertions, if any, as may be appropriate to make the same conform to the provisions of this Supplemental Indenture.

Section 3. Parties to Include Successors and Assigns. Whenever in this Supplemental Indenture either of the parties hereto is named or referred to, such reference shall, subject to the provisions of Articles XII and XIII of the Original Indenture, be deemed to include the successors and assigns of such party, and all the covenants and agreements in this Supplemental Indenture contained by or on behalf of the Company, or by or on behalf of the Trustee, shall, subject as aforesaid, bind and inure to the respective benefits of the respective successors and assigns of such parties, whether so expressed or not.

Section 4. Benefits Restricted to Parties and to Holders of Bonds and Coupons. Nothing in this Supplemental Indenture, expressed or implied, is intended or shall be construed, to confer upon, or to give to, any person, firm or corporation, other than the parties hereto and the holders of the Bonds and coupons outstanding under the Indenture, any right, remedy or claim under or by reason of this Supplemental Indenture or any covenant, condition, stipulation, promise or agreement hereof, and all the covenants, conditions, stipulations, promises and agreements in this Supplemental Indenture contained by and on behalf of the Company shall be for the sole and exclusive benefit of the parties hereto, and of the holders of the Bonds and of the coupons outstanding under the Indenture.

Section 5. Execution in Counterparts. This Supplemental Indenture may be executed in several counterparts, and all such counterparts executed and delivered, each as an original, shall constitute but one and the same instrument.

Section 6. Titles of Articles Not Part of the Fifty-Fourth Supplemental Indenture. The Titles of the several Articles of this Supplemental Indenture shall not be deemed to be any part thereof.

Section 7. Electronic Means. The Trustee shall have the right to accept and act upon instructions (“Instructions”), including fund transfer instructions given pursuant to this Supplemental Indenture and delivered using Electronic Means; provided, however, that the Company shall provide to the Trustee an incumbency certificate listing officers and other Company personnel with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Company whenever a person is to be added or deleted from the listing or promptly upon reasonable request of the Trustee. If the Company elects to give the Trustee Instructions using Electronic Means and the Trustee in its reasonable discretion elects to act upon such Instructions, the Trustee’s reasonable understanding of such Instructions shall be deemed controlling. The Company understands and agrees that the Trustee shall be entitled to presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer. The Company shall establish reasonable procedures to ensure that only Authorized Officers transmit such Instructions to the Trustee and that the Company and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Company. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction. The Company agrees: (i) to assume all risks arising out of the use of the Electronic Means it selects to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Company; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any compromise or unauthorized use of the security procedures. For purposes of this Section 7, “Electronic Means” shall mean the following communications methods: e-mail, secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys issued by the Trustee, or another method or system specified by the Trustee as available for use in connection with its services hereunder.

Section 8. OFAC Compliance.

(a) The Company covenants and represents that neither it nor, to the knowledge of the Company, any of its affiliates, subsidiaries, directors or officers are the target or subject of any sanctions enforced by the US Government (including the Office of Foreign Assets Control of the US Department of the Treasury (“OFAC”)), the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority (collectively, “Sanctions”).

(b) The Company covenants and represents that neither it nor any of its affiliates, subsidiaries, directors or officers will use any part of the proceeds received in connection with the Indenture or any other of the transaction documents (i) to fund or facilitate any activities of or business with any person who, at the time of such funding or facilitation, is the subject or target of Sanctions, (ii) to fund or facilitate any activities of or business with any country or territory that is the target or subject of Sanctions, or (iii) in any other manner that will result in a violation of Sanctions by any person.

IN WITNESS HEREOF, EVERGY KANSAS CENTRAL, INC., party hereto of the first part, has caused its corporate name to be hereunto affixed, and this instrument to be signed and sealed by its Chairman of the Board, President, Chief Executive Officer or a Vice President, and its corporate seal to be attested by its Secretary or an Assistant Secretary for and in its behalf, and The Bank of New York Mellon Trust Company, N.A., party hereto of the second part, has caused its corporate name to be hereunto affixed, and this instrument to be signed and attested by its duly authorized officer, all as of the day and year first above written.

(CORPORATE SEAL)

EVERGY KANSAS CENTRAL, INC.

By:	/s/ Geoffrey T. Ley
Geoffrey T. Ley Senior Vice President, Corporate Planning and Treasurer

ATTEST:

By:	/s/ Heather A. Humphrey
Heather A. Humphrey Senior Vice President, General Counsel and Corporate Secretary

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Roberta Abraham
Name: Roberta Abraham Title: Vice President

STATE OF MISSOURI	)
: ss.:
COUNTY OF JACKSON	)

BE IT REMEMBERED, that on this 18th day of November, 2025, before me, the undersigned, a Notary Public within and for the County and State aforesaid, personally came Geoffrey T. Ley and Heather A. Humphrey, of Evergy Kansas Central, Inc., a corporation duly organized, incorporated and existing under the laws of the State of Kansas, who are personally known to me to be such officers, and who are personally known to me to be the same persons who executed as such officers the within instrument of writing, and such persons duly acknowledged the execution of the same to be the act and deed of said corporation.

IN WITNESS WHEREOF, I have hereunto subscribed my name and affixed my official seal on the day and year last above written.

/s/ Nicole A. Wehry Notary Public My Commission Expires February 4, 2027

NICOLE A. WEHRY

NOTARY PUBLIC – NOTARY SEAL

STATE OF MISSOURI

MY COMMISSION EXPIRES FEBRUARY 4, 2027

JACKSON COUNTY

COMMISSION #14391200

STATE OF MISSOURI	)
: ss.:
COUNTY OF JACKSON	)

BE IT REMEMBERED, that on this 18th day of November, 2025, before me, the undersigned, a Notary Public within and for the County and State aforesaid, personally came Geoffrey T. Ley, and Heather A. Humphrey, of Evergy Kansas Central, Inc., a corporation duly organized, incorporated and existing under the laws of the State of Kansas, who are personally known to me to be such officers, being by me respectively duly sworn, did each say that the said Geoffrey T. Ley is Senior Vice President, Corporate Planning and Treasurer and that the said Heather A. Humphrey is Senior Vice President, General Counsel and Corporate Secretary of said corporation, that the consideration of and for the foregoing instrument was actual and adequate, that the same was made and given in good faith, for the uses and purposes therein set forth and without any intent to hinder, delay, or defraud creditors or purchasers.

IN WITNESS WHEREOF, I have hereunto subscribed my name and affixed my official seal on the day and year last above written.

/s/ Nicole A. Wehry Notary Public My Commission Expires February 4, 2027

NICOLE A. WEHRY

NOTARY PUBLIC – NOTARY SEAL

STATE OF MISSOURI

MY COMMISSION EXPIRES FEBRUARY 4, 2027

JACKSON COUNTY

COMMISSION #14391200

STATE OF TEXAS	)
: ss.:
COUNTY OF HARRIS	)

BE IT REMEMBERED, that on this 21st day of November, 2025, before me, the undersigned, a Notary Public within and for the State aforesaid, personally came Roberta Abraham, Vice President of The Bank of New York Mellon Trust Company, N.A., a national banking association, who is personally known to me or proved to be on the basis of sufficient identification to be such officer, and who is personally known to me or proved to me on the basis of sufficient identification to be the same person who executed as such officer the within instrument of writing, and such person duly acknowledged the execution of the same to be the act and deed of said corporation.

/s/ April Bradley Notary Public April Bradley

APRIL MICHELLE BRADLEY

Notary ID#133238619

My Commission Expires

July 28, 2029

Notary Public – State of Texas

Annex A

Sixty Percent Bondable Ratio and Related Provisions

Pursuant to this Supplemental Indenture, the following provisions shall no longer apply to the Indenture:

(a) Notwithstanding the provisions of Section 4 of Article III of the Original Indenture, no Bonds shall be authenticated and delivered pursuant to the provisions of Article III of the Original Indenture and issued upon the basis of net bondable value of property additions for an aggregate principal amount in excess of sixty percent (60%) of the net bondable value of property additions not subject to an unfunded prior lien.

For the purposes of Subsections (e) and (f) of the definition of “net bondable value of property additions not subject to an unfunded prior lien,” contained in Article I of the Original Indenture, and Subdivisions 8 and 9 of clause (a) of Section 4 of Article III of the Original Indenture, in all computations made with respect to a period subsequent to April 1, 1949, the deductions therein referred to shall in each case be ten-sixths (10/6ths) of the respective amounts mentioned, in lieu of ten-sevenths (10/7ths).

(b) Notwithstanding the provisions of Section 3(a) of Article VIII of the Original Indenture, no moneys received by the Trustee pursuant to Section 5(a) of Article III of the Original Indenture shall be paid over by the Trustee in an amount in excess of sixty percent (60%) of the net bondable value of property additions not subject to an unfunded prior lien, and for the purposes of Section 3 of Article VII of the Original Indenture, the amount of cash required to be deposited by the Company pursuant to Subsection (d) of said Section 3 of Article VII shall not be reduced in an amount in excess of sixty percent (60%) of the net bondable value of property additions not subject to an unfunded prior lien.

(c) For the purposes of clauses (c) and (d) of the definition of “net bondable value of property additions subject to an unfunded prior lien,” contained in Article I of the Original Indenture, and Subsection 7 of clause (a) of Section 4 of Article III of the Original Indenture, in all computations made with respect to a period subsequent to April 1, 1949, the deductions therein referred to shall in each case be ten-sixths (10/6ths) of the respective amounts mentioned, in lieu of ten-sevenths (10/7ths).

(d) Subsection (a) of Section 14 of Article IV, clauses (1) and (2) of Subsection (a) of Section 16 of Article IV and clause (1) of Subsection (b) of Section 1 of Article XII of the Original Indenture shall be deemed amended by substituting the words “sixty percent (60%)” for “seventy percent (70%)” where they appear in said provisions of the Original Indenture.

(e) The definition of the term “net earnings available for interest, depreciation and property retirement,” as contained in Article I of the Original Indenture, shall be deemed to mean the net earnings of the Company ascertained as follows:

(I) The total operating revenues of the Company and the net non-operating revenues of the properties of the Company shall be ascertained:

(A) From the total, determined as provided in Subsection (a), there shall be deducted all operating expenses, including all salaries, rentals, insurance, license and franchise fees, expenditures for repairs and maintenance, taxes (other than income, excess profits and other taxes measured by or dependent on net taxable income), depreciation as shown on the books of the Company or an amount equal to the minimum provision for depreciation as hereinafter defined, whichever is greater, but excluding all property retirement appropriations, all interest and sinking fund charges, amortization of stock and debt discount and expense or premium and further excluding any charges to income or otherwise for the amortization of plant or property accounts or of amounts transferred therefrom.

(B) The balance remaining after the deduction of the total amount computed pursuant to Subsection (b) from the total amount computed pursuant to Subsection (a) shall constitute the “net earnings of the Company available for interest,” provided that not more than fifteen percent (15%) of the net earnings of the Company available for interest may consist of the aggregate of (1) net non-operating income, (2) net earnings from mortgaged property other than property of the character of property additions and (3) net earnings from property not subject to the lien of this Indenture.

(C) No income received or accrued by the Company from securities and no profits or losses of capital assets shall be included in making the computations aforesaid.

(D) In case the Company shall have acquired any acquired plant or systems or shall have been consolidated or merged with any other corporation, within or after the particular period for which the calculation of net earnings of the Company available for interest, depreciation and property retirement is made, then, in computing the net earnings of the Company available for interest, depreciation and property retirement, there may be included, to the extent they may not have been otherwise included, the net earnings or net losses of such acquired plant or system or of such other corporation, as the case may be, for the whole of such period. The net earnings or net losses of such property additions, or of such other corporation for the period preceding such acquisition or such consolidation or merger, shall be ascertained and computed as provided in the foregoing subsections of this definition as if such acquired plant or system had been owned by the Company during the whole of such period, or as if such other corporation had been consolidated or merged with the Company prior to the first day of such period.

(E) In case the Company shall have obtained the release of any property pursuant to Section 3 of Article VII of the Original Indenture, of a fair value in excess of Five Hundred Thousand Dollars ($500,000), as shown by the engineer’s certificate required by said Section 3, or shall have obtained the release of any property pursuant to Section 5, of Article VII of the Original Indenture, the proceeds of which shall have exceeded Five Hundred Thousand Dollars ($500,000), within or after the particular period for which the calculation of net earnings of the Company available for interest, depreciation and property retirement is made, then, in computing the net earnings of the Company available for interest, depreciation and property retirement, the net earnings or net losses of such property for the whole of such period shall be excluded to the extent practicable on the basis of actual earnings and expenses of such property or on the basis of such estimates of the earnings and expenses of such property as the signers of an officers’ certificate filed with the Trustee pursuant to Section 3(b) of Article III or Section 16 of Article IV of the Original Indenture shall deem proper.

(II) The term “minimum charge for depreciation” as used herein shall mean an amount equal to (A) fifteen percent (15%) of the total operating revenues of the Company after deducting therefrom an amount equal to the aggregate cost to the Company of electric energy, gas and water purchased for resale to others and rentals paid for, or other payments made for the use of, property owned by others and leased to or operated by the Company, the maintenance of which and depreciation on which are borne by the owners, less (B) an amount equal to the expenditures for maintenance and repairs to the plants and property of the Company and included or reflected in its operating expense accounts.

(III) The terms “net earnings available for interest, depreciation and property retirement” and “net earnings of another corporation available for interest, depreciation and property retirement” as contained in Article I of the Original Indenture, when used with respect to any property or with respect to another corporation, shall mean the net earnings of such property or the net earnings of such other corporation, as the case may be, computed in the manner provided in Subsections (a), (b), (c) and (d) hereof.

(f) Notwithstanding the provisions of clauses (1) and (2) of Subsection (b) of Section 3 of Article III, and Subsection (b) of Section 14 of Article IV, and Subsection (b) of Section 16 of Article IV and clause (2) of Subsection (b) of Section 1 of Article XII of the Original Indenture, the computation of net earnings required therein shall be made as provided in Subsection (e) of this Section 1, and the net earnings tests required in said mentioned provisions of Articles III, IV and XII of the Original Indenture shall be based on two times the annual interest charges described in such provisions, instead of two and one-half times such charges, but shall not otherwise affect such provisions or relieve from the requirements therein pertaining to ten percent (10%) of the principal amount of Bonds therein described.

Annex B

Reservation of Rights Amendments

(A) Pursuant to this Supplemental Indenture, the following amendments to the Original Indenture, as supplemented, are effective in order to amend Article VII thereof by adding thereto a Section 8 and a Section 9 to read as follows:

“SECTION 8. Notwithstanding any other provision of this Indenture, unless an event of default shall have happened and be continuing, or shall happen as a result of the making or granting of an application to release mortgaged property permitted by this Section 8, the Trustee shall release from the lien of this Indenture any mortgaged property if the fair value to the Company of all of the property constituting the trust estate (excluding the mortgaged property to be released but including any mortgaged property to be acquired by the Company with the proceeds of, or otherwise in connection with, such release) equals or exceeds an amount equal to 10/7ths of the aggregate principal amount of outstanding Bonds and prior lien bonds outstanding at the time of such release, upon receipt by the Trustee of:

“(a) an officers’ certificate dated the date of such release, requesting such release, describing in reasonable detail the mortgaged property to be released and stating the reason for such release;

“(b) an engineer’s certificate, dated the date of such release, stating (i) that the signer of such engineer’s certificate has examined such officers’ certificate in connection with such release, (ii) the fair value to the Company, in the opinion of the signer of such engineer’s certificate, of (A) all of the property constituting the trust estate, and (B) the mortgaged property to be released, in each case as of a date not more than 90 days prior to the date of such release, and (iii) that in the opinion of such signer, such release will not impair the security under this Indenture in contravention of the provisions hereof;

“(c) in case any bondable property is being acquired by the Company with the proceeds of, or otherwise in connection with, such release, an engineer’s certificate, dated the date of such release, as to the fair value to the Company, as of the date not more than 90 days prior to the date of such release, of the bondable property being so acquired (and if within six months prior to the date of acquisition by the Company of the bondable property being so acquired, such bondable property has been used or operated by a person or persons other than the Company in a business similar to that in which it has been or is to be used or operated by the Company, and the fair value to the Company of such bondable property, as set forth in such certificate, is not less than $25,000 and not less than 1% of the aggregate principal amount of Bonds at the time outstanding, such certificate shall be an independent appraiser’s certificate);

“(d) an officer’s certificate, dated the date of such release, stating the aggregate principal amount of outstanding Bonds and prior lien bonds outstanding at the time of such release, and stating that the fair value to the Company of all of the property constituting the trust estate (excluding the mortgaged property to be released but including any bondable property to be acquired by the Company with the proceeds of, or otherwise in connection with, such release) stated on the independent appraiser’s certificate filed pursuant to Section 8(c) equals or exceeds an amount equal to 10/7ths of such aggregate principal amount;

“(e) an officers’ certificate, dated the date of such release, stating that, the Company is not, and by the making or granting of the application will not be, in default in the performance of any of the terms and covenants of this Indenture; and

“(f) an opinion of counsel, dated the date of such release, as to compliance with conditions precedent.

“SECTION 9. If the Company is unable to obtain, in accordance with any other Section of this Article VII, the release from the lien of this Indenture of any property constituting part of the trust estate, unless an event of default shall have happened and be continuing, or shall happen as a result of the making or granting of an application to release mortgaged property permitted by this Section 9, the Trustee shall release from the lien of this Indenture any mortgaged property if the fair value to the Company thereof, as shown by the engineer’s certificate filed pursuant to Section 9(b), is less than 1/2 of 1% of the aggregate principal amount of outstanding Bonds and prior lien bonds outstanding at the time of such release, provided that the aggregate fair value to the Company of all mortgaged property released pursuant to this Section 9, as shown by all engineer’s certificates filed pursuant to Section 9(b) in any period of 12 consecutive calendar months which includes the date of such engineer’s certificate, shall not exceed 1% of the aggregate principal amount of the outstanding Bonds and prior lien bonds outstanding at the time of such release, upon receipt by the Trustee of:

“(a) an officers’ certificate, dated the date of such release, requesting such release, describing in reasonable detail the mortgaged property to be released and stating the reason for such release;

“(b) an engineer’s certificate, dated the date of such release, stating (A) that the signer of such engineer’s certificate has examined such officers’ certificate in connection with such release, (B) the fair value to the Company, in the opinion of the signer of such engineer’s certificate, of such mortgaged property to be released as of a date not more than 90 days prior to the date of such release, and (C) that in the opinion of such signer such release will not impair the security under this Indenture in contravention of the provisions hereof;

“(c) an officers’ certificate, dated the date of such release, stating the aggregate principal amount of outstanding Bonds and prior lien bonds outstanding at the time of such release, that 1/2 of 1% of such aggregate principal amount does not exceed the fair value to the Company of the mortgaged property for which such release is applied for as shown by the engineer’s certificate referred to in Section 9(b), and that 1% of such aggregate principal amount does not exceed the aggregate fair value to the Company of all mortgaged property released from the lien of this Indenture pursuant to this Section 9 as shown by all engineer’s certificates filed pursuant to Section 9(b) in such period of 12 consecutive calendar months;

“(d) an officers’ certificate, dated the date of such release, stating that, the Company is not, and by the making or granting of the application will not be, in default in the performance of any of the terms and covenants of this Indenture; and

“(e) an opinion of counsel, dated the date of such release, as to compliance with conditions precedent.”

The Company also reserves the right subject to appropriate corporate action, but without the consent or other action of holders of Bonds of any series created after January 1, 1997 to amend, modify or delete any other provision of the Original Indenture, as supplemented, as may be necessary in order to effectuate the intents and purposes contemplated by the foregoing Sections 8 and 9.

(B) Pursuant to this Supplemental Indenture, the following amendments to the Original Indenture, as supplemented, are effective:

Section 1. Various Amendments.

(a) delete as a condition to the authentication of additional Bonds pursuant to Section 4, 5 or 6 of Article III of the Original Indenture the requirement for the Company to file or deposit with the Trustee the officers’ certificate described in Section 3(b) of Article III of the Original Indenture, including the requirement to meet the net earnings test provided for therein;

(b) delete as a condition to the consolidation or merger of the Company into, or sale by the Company of its property as an entirety or substantially as an entirety to another corporation the requirement set forth in Section 1(b)(2) of Article XII of the Original Indenture;

(c) delete as a condition to the release of property pursuant to Section 3 of Article VII of the Original Indenture, the requirement to obtain an independent engineer’s certificate under the circumstances set forth in Section 3(c) of Article VII of the Original Indenture; and

(d) amend, modify or delete any other provision of the Original Indenture, as supplemented, as may be necessary in order to effectuate the intents and purposes contemplated by this Section 1.

Section 2. Issuance of Variable Rate Bonds. The Company shall have the ability to issue variable rate bonds under the Original Indenture, notwithstanding any provision of the Original Indenture to the contrary. The Company may make such other amendments to the Original Indenture as may be necessary or desirable in the opinion of the Company to effect the foregoing.

Section 3. Substitution of Bonds. The Company may deliver to the Trustee in substitution for any Bonds outstanding on the date of this Supplemental Indenture (the “Outstanding Bonds”) mortgage bonds or other similar secured instruments of the Company or any successor entity, whether by merger, combination or acquisition of all or substantially all of the assets of the Company, or otherwise, issued under a mortgage and deed of trust or similar instrument of the Company or any successor entity in like principal amount of like term and bearing the same rate of interest and having the same interest payment dates and same redemption provisions as each series of Outstanding Bonds and which are otherwise substantially similar to each series of Outstanding Bonds (such substituted bonds hereinafter being referred to in this Article III, Section 2 as the “Substituted Mortgage Bonds”). The Substituted Mortgage Bonds may only be delivered to the Trustee upon receipt by the Trustee of (i) a letter from Moody’s (as hereinafter defined), dated within ten days prior to the date of delivery of the Substituted Mortgage Bonds, stating that its rating of the Substituted Mortgage Bonds is at least equal to its then current rating on each series of Outstanding Bonds, (ii) a letter from S&P (as hereinafter defined), dated within ten days prior to the date of delivery of the Substituted Mortgage Bonds, stating that its rating of the Substituted Mortgage Bonds is at least equal to its then current rating on each series of Outstanding Bonds, (iii) a letter from Fitch (as hereinafter defined), dated within ten days prior to the date of delivery of the Substituted Mortgage Bonds, stating that its rating of the Substituted Mortgage Bonds is at least equal to its then current rating on each series of Outstanding Bonds, (iv) an opinion of counsel, which may be counsel to the Company or any successor entity, that such substitution will not result in the recognition of capital gain or loss for U.S. federal income tax purposes to the holders of each series of Outstanding Bonds, (v) an opinion of counsel which may be counsel to the Company or any successor entity, to the effect that the Substituted Mortgage Bonds shall have been duly and validly authorized, executed, authenticated, and delivered and shall constitute the valid, legally binding and enforceable obligations of the Company or any successor entity enforceable in accordance with their terms, except as limited by bankruptcy, insolvency or other laws affecting the enforcement of mortgagees’ and other creditors’ rights and shall be entitled to the benefit of the mortgage and deed of trust or other similar instrument pursuant to which they shall have been issued and (vi) such other certificates and documents with respect to the issuance and delivery of the Substituted Mortgage Bonds as may be required by law or as the Trustee may reasonably request. The Company may make such other amendments to the Original Indenture as may be necessary or desirable in the opinion of the Company to effect the foregoing.

“Moody’s” means Moody’s Investors Service, Inc., a corporation organized and existing under the laws of the State of Delaware, its successors and their assigns, except that if such corporation shall be dissolved or liquidated or shall no longer perform the functions of a securities rating agency, then the term “Moody’s” shall be deemed to refer to any other nationally recognized securities rating agency selected by the Company.

“S&P” means S&P Global Ratings, duly organized and existing under and by virtue of the laws of the State of New York, and its successors and assigns, except that if such rating agency shall be dissolved or liquidated or shall no longer perform the functions of a securities rating agency, then the term “S&P” shall be deemed to refer to any other nationally recognized securities rating agency selected by the Company.

“Fitch” means Fitch Ratings, Inc., duly organized and existing under and by virtue of the laws of the State of Delaware, and its successors and assigns, except that if such rating agency shall be dissolved or liquidated or shall no longer perform the functions of a securities rating agency, then the term “Fitch” shall be deemed to refer to any other nationally recognized securities rating agency selected by the Company.

Section 4. Addition of a Governing Law Clause. The Company amends the Original Indenture to add the following new section:

“This Indenture shall be deemed to be a contract made under the laws of the State of Kansas and for all purposes shall be construed in accordance with the laws of the State of Kansas, without regard to conflicts of laws principles thereof.”

Section 5. Event of Default for Failure to Pay Final Judgments in Excess of $100,000. The Company amends the Original Indenture to delete Article IX, Section 1(j) of the Original Indenture. The Company may make such other amendments to the Original Indenture as may be necessary or desirable in the opinion of the Company to effect the foregoing.

Section 6. Net Earnings Test in Connection with Property Acquisitions. The Company amends the Original Indenture to delete Article IV, Section 14(b) thereof and reserves the right to further amend, modify or delete any other provision of the Original Indenture, as supplemented, as may be necessary in order to effectuate the intents and purposes contemplated by the foregoing.

Section 7. Addition of Nuclear Fuel. The Company amends the Original Indenture to (i) add Nuclear Fuel to the definition of “Property Additions”; provided that there shall be no restrictions under the Original Indenture on the application of any controls, liens, regulations, easements, restrictions, exceptions or reservations by any governmental authority on the Nuclear Fuel, (ii) to allow the Company to at any time, unless the Company is in default in the payment of the interest on any of the bonds then outstanding or there is an ongoing event of default without any release or consent by, or report to, the Trustee, sell or otherwise dispose of, free from the lien of the Original Indenture, any Nuclear Fuel which shall have become old, inadequate, obsolete, worn out, unfit, unadapted, unserviceable, undesirable or unnecessary for use in the operations of the Company upon the replacement or substitution of such Nuclear Fuel with other Nuclear Fuel of at least equal value and subject to the lien of the Original Indenture and (iii) to further amend, modify or delete any other provision of the Original Indenture, as supplemented, as may be necessary in order to effectuate the intents and purposes contemplated by the foregoing.

The term ‘Nuclear Fuel’ shall mean (a) any fuel element, including nuclear fuel and associated means (and any similar or analogous device or substance), whether or not classified as fuel and whether or not chargeable to operating expenses, comprising or intended to comprise, or formerly comprising, the core, or other part, of a nuclear reactor or any similar or analogous device, (b) any fuel element, including nuclear fuel, and associated means (and any similar or analogous device or substance) while in the process of fabrication or preparation and special nuclear or other materials held for use in such fabrication or preparation, (c) any substances or materials formerly comprising such nuclear fuel and associated means (or any similar or analogous device or substance) and which substances or materials are undergoing or have undergone reprocessing and (d) uranium, thorium, plutonium, and any other substance or material from time to time used or selected for use by the Company as fuel material, or as potential fuel material, in a nuclear reactor or any similar or analogous device.